Exhibit 99.1

March 10, 2006	CONTACTS:	Media Relations – Kathleen A. Sauvé
	Phone:	713/759-3635

Investor Relations – Brenda J. Peters
	Phone:	713/759-3954
	Toll Free:	800/659-0059

TEPPCO GENERAL PARTNER ELECTS CHAIRMAN AND VICE CHAIRMAN

HOUSTON – Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P. (NYSE: TPP), today announced that its board of directors has elected Murray H. Hutchison as non-executive chairman of the board and Michael B. Bracy as non-executive vice chairman.

“We are pleased to have Murray Hutchison and Michael Bracy as non-executive chairman and non-executive vice chairman of the general partner of TEPPCO,” said Dan L. Duncan, chairman of EPCO, Inc., owner of the general partner of TEPPCO. “They both bring a wealth of financial and business experience to the board, which will be invaluable in guiding the future of the Partnership.”

Mr. Hutchison was elected a director of the General Partner in March 2005. He serves as a member and chairman of the Governance Committee, and as a member of the Audit and Conflicts Committee. Mr. Hutchison is a private investor managing his own portfolio. He also consults with corporate managements on strategic issues. Mr. Hutchison retired in 1997 as chairman and chief executive officer of the IT Group (International Technology Corporation) after serving in that position for over 27 years. Mr. Hutchison serves as chairman of the board of Huntington Hotel Corporation and as a director on the boards of Cadiz Inc., Jack in the Box Inc., The Olson Company

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and Cardium Therapeutics, Inc. He is a member of the board of management of the San Diego Foundation and the Rancho Santa Fe Foundation.

Michael B. Bracy was elected a director of the General Partner in March 2005. He serves as a member and chairman of the Audit and Conflicts Committee, and as a member of the Governance Committee. Mr. Bracy also serves as the audit committee financial expert of the Board as determined under the Securities and Exchange Commission (SEC) rules. Prior to being elected to the Board in March 2005, Mr. Bracy served as a director of the general partner of GulfTerra Energy Partners, L.P. from October 1998 until September 30, 2004. He was also an audit committee financial expert while serving on the board of GulfTerra’s general partner. From 1993 to 1997, Mr. Bracy served as director, executive vice president and chief financial officer of NorAm Energy Corp. For nine years prior, he served in various executive capacities with NorAm Energy Corp. Mr. Bracy is a member of the board of directors of Itron, Inc.

TEPPCO Partners, L.P. is a publicly traded partnership with an enterprise value of approximately $4 billion, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates natural gas gathering systems; and owns 50-percent interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, an indirect subsidiary of EPCO, Inc., is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO’s Web site at www.teppco.com.

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